Exhibit 10.1

AGREEMENT

This agreement (this “Agreement”) is made and entered into as of March 19, 2019, by and among Nevro Corp., a Delaware corporation (the “Company”), Broadfin Healthcare Master Fund, Ltd., a Cayman Islands exempted company (“Broadfin Healthcare”), Broadfin Capital, LLC, a Delaware limited liability company (“Broadfin Capital”), and Kevin Kotler (collectively with Broadfin Healthcare and Broadfin Capital, “Broadfin”). Each of the Company and Broadfin is referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Company and Broadfin have engaged in discussions regarding, among other things, the composition of the Board of Directors of the Company (the “Board”);

WHEREAS, Broadfin nominated certain individuals for election as directors at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”);

WHEREAS, as of the date hereof, Broadfin beneficially owns (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) 872,615 shares of the common stock, $0.001 par value per share, of the Company (the “Common Stock”), constituting approximately 2.9% of the Common Stock issued and outstanding;

WHEREAS, Rami Elghandour has entered into a Separation Agreement (the “Separation Agreement”), providing for, among other things, his irrevocable resignation as President and Chief Executive Officer of the Company and from the Board, certain compensation terms and non-disparagement and release of claims provisions with respect to the Company and Broadfin;

WHEREAS, Ali Behbahani, M.D. (collectively with Mr. Elghandour, the “Resigning Directors”) has delivered a letter of resignation from the Board;

WHEREAS, simultaneously with the execution of this Agreement, the Company has entered into an Employment Agreement with Keith Grossman, providing for, among other things, the terms of Mr. Grossman’s employment with the Company as its President and Chief Executive Officer and a member of the Board (the “Employment Agreement”); and

WHEREAS, the Parties jointly desire to come to an agreement with respect to the composition of the Board and certain other matters as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Management, Board Appointments and Related Agreements.

(a) Management. The Company agrees that, simultaneously with the execution of this Agreement, as of the Effective Time (as defined below), the Board and all applicable committees of the Board shall take all necessary action to (i) cause or accept the resignation of Mr. Elghandour as President and Chief Executive Officer of the Company in accordance with the Separation Agreement and (ii) appoint Mr. Grossman as President and Chief Executive Officer of the Company in accordance with the Employment Agreement.

(b) Board Appointments; Board Committees; Board Chair; Board Size.

(i) The Company agrees that, simultaneously with the execution of this Agreement, as of the Effective Time, the Board and all applicable committees of the Board shall take all necessary actions to (A) cause or accept the resignation of each of the Resigning Directors from the Board, effective immediately, (B) increase the size of the Board from eight (8) members to nine (9) members, (C) appoint Keith Grossman and Elizabeth H. Weatherman (collectively, the “New Class II Directors”) to the Board, each as a Class II director with a term expiring at the Company’s 2019 Annual Meeting, (D) appoint Kevin C. O’Boyle (together with the New Class II Directors, the “New Directors,” and each, a “New Director”) to the Board as a Class III director with a term expiring at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”), and (E) appoint Ms. Weatherman to serve on the Compensation Committee of the Board. The Board agrees to give the New Directors the same due consideration for membership to any committee of the Board as any other member of the Board who qualifies as “independent” under the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”).

(ii) The Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) agree to nominate and recommend (and not change such recommendation in a manner adverse to the New Class II Directors) that the Company’s stockholders vote in favor of the New Class II Directors or, in accordance with Section 1(b)(v), a Replacement Director (as defined below, and who shall be deemed to be a “New Class II Director” for purposes of this Agreement) for re-election at the 2019 Annual Meeting. The Company agrees to use its reasonable best efforts to cause the re-election of the New Class II Directors to the Board at the 2019 Annual Meeting and otherwise support each New Class II Director for re-election at the 2019 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(iii) The Company agrees that as promptly as practicable following the 2019 Annual Meeting and the re-election of Mr. Grossman as a New Class II Director, Mr. Grossman shall be appointed to serve as the Chairman of the Board.

(iv) The Board shall not, prior to the 2020 Annual Meeting, increase the size of the Board above nine (9) directors without Broadfin’s prior written consent.

(v) If any New Director (or Replacement Director) other than Mr. Grossman is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to serve as a director for any reason prior to the expiration of the Standstill Period (as defined below) and at such time Broadfin beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) at least the lesser of (i) 2.5% of the Company’s then issued and outstanding Common Stock and (ii) 607,560 shares of Common Stock, Broadfin shall have the ability to recommend a substitute person(s) in accordance with this Section 1(b)(v) (any such replacement nominee shall be referred to as a “Replacement Director”). Any Replacement Director must (A) qualify as “independent” of the Company pursuant to NYSE listing standards, (B) have the relevant financial and business experience to be a director of the Company and (C) be reasonably acceptable to the Board. The Nominating and Corporate Governance Committee shall make its determination and recommendation regarding whether such person meets the foregoing criteria within ten (10) business days after (1) such nominee as a Replacement Director has submitted to the Company a fully completed copy of the Company’s standard director & officer questionnaire and (2) representatives of the Board have conducted a customary interview of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this section as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Broadfin’s submission of such nominee. In the event the Nominating and Corporate Governance Committee does not accept a person recommended by Broadfin as the Replacement Director (it being acknowledged that the Nominating and Corporate Governance Committee cannot unreasonably withhold its approval), Broadfin shall have the right to recommend an additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than ten (10) business days after the Nominating and Corporate Governance Committee recommendation of such Replacement Director; provided, however, that if the Board does not elect such Replacement Director to the Board (it being acknowledged that the Board cannot unreasonably withhold its approval) pursuant to this Section 1(b)(v), the Parties shall continue to follow the procedures of this Section 1(b)(v) until a Replacement Director is elected to the Board. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall consider whether such Replacement Director has the necessary qualifications to be appointed to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal, and shall appoint such Replacement Director to either such committees or, if the qualifications for such committees are not met, to alternative committees of the Board. Any Replacement Director designated pursuant to this Section 1(b)(v) replacing a New Class II Director prior to the 2019 Annual Meeting shall stand for election at the 2019 Annual Meeting together with the Company’s other nominees.

(c) 2019 Annual Meeting. As of the Effective Time, Broadfin hereby (a) irrevocably withdraws the notice of stockholder nomination of individuals for election as directors at the 2019 Annual Meeting submitted to the Company on March 8, 2019, and (b) irrevocably withdraws any related materials or notices submitted to the Company in connection therewith.

(d) Additional Agreements.

(i) Each Party will cause each of its Affiliates and Associates (each as defined below) to comply with the terms of this Agreement and will be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated under the Exchange Act, and include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii) Upon the Effective Time, except as provided herein, Broadfin will not, and will not permit any of its Associates to, directly or indirectly, (A) nominate or recommend for nomination any person for election at the 2019 Annual Meeting, (B) submit any proposal for consideration at, or bring any other business before, the 2019 Annual Meeting, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2019 Annual Meeting. Broadfin will not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(d)(ii).

(iii) Broadfin will appear in person or by proxy at the 2019 Annual Meeting and will cause all shares of Common Stock that it beneficially owns as of the record date for the 2019 Annual Meeting to be voted at the 2019 Annual Meeting in favor of the election of the New Class II Directors and otherwise in accordance with the recommendations of the Board; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than the election of directors), Broadfin shall be permitted to vote in accordance with ISS’s or Glass Lewis’ recommendation; provided, further, that Broadfin shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company.

(iv) The Parties agree that each New Director shall adhere to and act as necessary to be in compliance with all Company policies generally applicable to the Company’s independent directors, including but not limited to policies related to insider trading and securities law compliance.

2. Standstill Provisions. (a) Broadfin agrees that, from the Effective Time through the earlier of (x) the thirtieth (30th) calendar day prior to the deadline for business to be properly brought before the 2020 Annual Meeting by stockholders pursuant to Section 2.4(ii) of the Company’s Amended and Restated Bylaws or (y) the date that is one hundred twenty (120) calendar days prior to the first anniversary of the 2019 Annual Meeting (the “Standstill Period”), neither it nor any of its Associates will, and it will cause each of its Associates not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that is comprised of all or some of the entities and persons that are signatories hereto); provided, however, that nothing herein shall limit the ability of an Affiliate of Broadfin to join a “group” with Broadfin following the Effective Time, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii) deposit any Common Stock or other voting securities of the Company in any voting trust or subject any such securities to any arrangement or agreement with respect to the voting of any such securities, other than any such voting trust, arrangement or agreement solely among the members of Broadfin and otherwise in accordance with this Agreement;

(iv) seek or submit, or encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the appointment, election or removal of any directors (except as specifically permitted in Section 1); provided, however, that nothing in this Agreement shall prevent Broadfin or its Associates from taking actions in furtherance of identifying director candidates in connection with the 2020 Annual Meeting, so long as such actions do not create a public disclosure obligation for Broadfin or the Company, and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Broadfin’s normal practices;

(v) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Broadfin or any of its Affiliates and the Company, (C) affirmatively solicit a third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public, or (E) call or seek to call a special meeting of stockholders;

(vi) seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii) advise, encourage, support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1;

(viii) make any public proposal, alone or in concert with others, to amend any provision of the Company’s certificate of incorporation or bylaws;

(ix) demand an inspection of the Company’s books and records under Section 220 of the General Corporation Law of the State of Delaware or other statutory or regulatory provisions providing for stockholder access to books and records; or

(x) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party; provided that the restrictions in this Section 2(a) will terminate automatically upon the earlier of: (x) as a non-exclusive remedy for any material breach of this Agreement (including, without limitation, any breach of Section 11), upon five (5) business days’ prior written notice by Broadfin to the Company following such breach, if such breach has not been cured within such notice period; provided, further, that Broadfin is not in material breach of this Agreement at the time such notice is given; and (y) such time as the Company files with the SEC or delivers to its stockholders any preliminary proxy statement, definitive proxy statement or other proxy materials in connection with the 2019 Annual Meeting that is inconsistent with the terms of this Agreement.

(b) Except as expressly provided in Section 1 or Section 2(a), Broadfin shall be entitled to (i) vote the Company stock that it beneficially owns as Broadfin determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 1(d)(iii)).

(c) Notwithstanding anything in Section 2(a) or elsewhere in this Agreement, nothing in this Agreement shall prohibit or restrict Broadfin from (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating with stockholders of the Company and others in a manner that does not otherwise violate Section 2(a) or Section 11, or (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over Broadfin.

(d) Nothing in this Section 2 or elsewhere in this Agreement shall be deemed to limit the exercise in good faith by a New Director of his or her fiduciary duties solely in his or her capacity as a director of the Company.

3. Representations and Warranties of the Company. The Company represents and warrants to Broadfin that (a) the Company has the corporate power and authority to execute this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation under, any organizational document or any agreement or instrument to which the Company is a party or by which it is bound, including but not limited to giving rise to any “Change of Control” or “Change in Control” under any Company plan, agreement or instrument.

4. Representations and Warranties of Broadfin. Broadfin represents and warrants to the Company that (a) Broadfin has the corporate power and authority to execute this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by Broadfin, constitutes a valid and binding obligation and agreement of Broadfin, and is enforceable against Broadfin in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by Broadfin does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Broadfin, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation under, any organizational document or any agreement or instrument to which Broadfin is a party or by which it is bound, and (d) as of the date of this Agreement, Broadfin beneficially owns 872,615 shares of Common Stock.

5. Press Release; Communications. Within twenty-four (24) hours following the Effective Time, the Company and Broadfin shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Broadfin shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Broadfin shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement. The Company will provide Broadfin with a reasonable opportunity to review and comment on the Company’s Form 8-K disclosing this Agreement prior to its filing with the SEC and will consider in good faith any comments received from Broadfin.

6. Specific Performance. Each of Broadfin, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Broadfin, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7. Expenses. The Company shall reimburse Broadfin for its reasonable and documented out-of-pocket fees and expenses (including legal costs and expenses) incurred through the Effective Time in connection with Broadfin’s involvement at the Company, Broadfin’s director nominations and the appointment of the New Directors to the Board, including, but not limited to the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $150,000 in the aggregate.

8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party), (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated), or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Nevro Corp.

1800 Bridge Parkway Redwood City, California 94065

Attention: Kashif Rashid

General Counsel, Corporate Secretary and Chief Compliance Officer

Facsimile: (650) 251-0005

E-mail: kashif.rashid@nevro.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive Menlo Park, CA 94025

Attention:         Charles Ruck, Esq.

                Josh Dubofsky, Esq.

                Brian Cuneo, Esq.

Facsimile: (650) 463-2600

E-mail:              charles.ruck@lw.com

                           josh.dubofsky@lw.com

                           brian.cuneo@lw.com

If to Broadfin:

Broadfin Capital, LLC

300 Park Avenue, 25th Floor

New York, New York 10022

Attention: Kevin Kotler

Facsimile: (212) 808-2464

Email: kevin@broadfincapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:         Steve Wolosky, Esq.

                          Ryan Nebel, Esq.

Facsimile: (212) 451-2222

Email:              swolosky@olshanlaw.com

                          rnebel@olshanlaw.com

10. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11. Mutual Non-Disparagement. Subject to applicable law, each Party covenants and agrees that, during the Standstill Period, neither it nor any of its Affiliates, nor any of their respective principals, members, general partners, directors (or former directors, including the Resigning Directors), officers (or former officers), employees or agents shall in any way publicly (including in any manner that could reasonably be foreseen to result in public disclosure such as statements to the press or members of the press) criticize, disparage, call into disrepute or otherwise defame or slander the other Party or any of its Affiliates, or any of their respective principals, members, general partners, directors (or former directors, including the Resigning Directors), officers (or former officers), employees or agents, in any manner that would reasonably be expected to damage the business or reputation thereof; provided, however, if a Party or any of its Affiliates, principals, members, general partners, directors (or former directors, including the Resigning Directors), officers (or former officers), employees or agents shall have breached this section, then the other Party or any of its representatives may publicly respond with regards to the subject matter of such breach. The foregoing shall not restrict the ability of any person or entity to comply with any subpoena or other legal process or respond to a request for information (provided that such request is not targeted at this Agreement or the other Party hereto) from any governmental authority with competent jurisdiction over the party from whom information is sought.

12. Mutual Releases. In consideration of the mutual agreements and covenants herein contained, as of the Effective Time, each Party knowingly and voluntarily releases and forever discharges the other Party and its Affiliates, subsidiaries, divisions, insurers, predecessors, successors and assigns, and each of their current and former principals, members, general partners, partners, partnerships, directors (including the Resigning Directors), officers, employees, attorneys, agents and representatives (collectively, the “Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which any Party or its Affiliates, subsidiaries, divisions, insurers, predecessors, successors or assigns, or any of their current or former principals, members, general partners, directors (including the Resigning Directors), officers, employees, attorneys, agents or representatives, has or may have against any Released Parties as of the date of this Agreement, including but not limited to (a) any claims, whether statutory, common law, or otherwise, (b) any claims for breach of contract, breach of fiduciary duty, conversion, quantum meruit, unjust enrichment, breach of oral promise, tortuous interference with business relations, injurious falsehood, defamation, and any other common law contract and tort claims, (c) any claims for attorneys’ fees, costs, disbursements, or other expenses, and (d) any claims for damages; provided, however, this release does not include any Party’s right to enforce the terms of this Agreement. Nothing in this Agreement extinguishes any claims any Party may have: (i) against the other Party for breach of this Agreement or (ii) against any of the Released Parties for any claims arising from events that occur following the date hereof.

13. Effectiveness. This Agreement shall become effective immediately upon the execution of this Agreement on the date hereof (the “Effective Time”).

14. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter of this Agreement other than those expressly set forth herein or in the Separation Agreement, the Employment Agreement and the other agreements contemplated thereby. No amendments or modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Broadfin. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Broadfin, the prior written consent of the Company, and with respect to the Company, the prior written consent of Broadfin. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate at the end of the Standstill Period. Notwithstanding the foregoing, the provisions of Section 6 through Section 10 and Section 12 through Section 15 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

COMPANY:

NEVRO CORP.

By:	/s/ Michael DeMane
Name:	Michael DeMane
Title:	Chairman of the Board of Directors

BROADFIN:

BROADFIN HEALTHCARE MASTER FUND, LTD.

By:	/s/ Kevin Kotler
Name:	Kevin Kotler
Title:	Director

BROADFIN CAPITAL, LLC

By:	/s/ Kevin Kotler
Name:	Kevin Kotler
Title:	Managing Member

KEVIN KOTLER

/s/ Kevin Kotler

[Signature Page to Agreement]

EXHIBIT A

Form of Press Release

(see attached)